As filed with the Securities and Exchange Commission on June 30, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOVACEA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0960223
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Gateway Boulevard, Suite 800

South San Francisco, California 94080

(Address of Principal Executive Offices including Zip Code)

Novacea, Inc. 2006 Incentive Award Plan

Amended 2001 Stock Option Plan of Novacea, Inc.

(Full Title of the Plans)

Copy to:
Edward C. Albini Novacea, Inc. 601 Gateway Boulevard, Suite 800 South San Francisco, California 94080 (650) 228-1800	Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share:
To be issued under the Novacea, Inc. 2006 Incentive Award Plan (the “2006 Plan”)	2,891,456 shares	(2)	$8.91	(3)	$25,762,873	$2,756.63
To be issued under the Amended 2001 Stock Option Plan of Novacea, Inc. (the “2001 Plan”)	1,534,957 shares	(4)	$1.494	(5)	$2,293,226	$245.38

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the 2006 Plan or 2001 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.
(2)	Represents 2,891,456 shares of common stock reserved for issuance pursuant to future awards granted under the 2006 Plan, which number consists of (a) 2,500,000 shares of common stock initially available for future issuance under the 2006 Plan as of the effective date of the 2006 Plan and (b) 391,456 shares of common stock originally reserved for issuance under the 2001 Plan that have, as of June 29, 2006, become available for future issuance under the 2006 Plan. To the extent outstanding awards under the 2001 Plan expire or are cancelled without having been exercised in full following the effective date of the 2006 Plan, the shares of common stock subject to such awards will become available for future issuance under the 2006 Plan. See Footnote (4) below.
(3)	The proposed maximum offering price per share as to the 2,891,456 shares authorized for issuance pursuant to future awards granted under the 2006 Plan has been estimated, solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h)(1)of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and the low prices for the Registrant’s common stock as reported on the Nasdaq National Market System on June 28, 2006.
(4)	Represents 1,534,957 shares of common stock reserved for issuance upon the exercise of outstanding options granted under the 2001 Plan as of June 29, 2006. Any of such shares of common stock that are subject to awards that expire or are cancelled without having been exercised in full following the effective date of the 2006 Plan will be available for future issuance under the 2006 Plan.
(5)	The proposed maximum offering price per share has been estimated, solely for the purpose of calculating the registration fee, pursuant to Rule 457(h) of the Securities Act based on the weighted average exercise price of the 1,534,957 shares subject to outstanding but unexercised options granted under the 2001 Plan.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3. Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated herein by reference:

(a) The Prospectus, filed by us with the Commission pursuant to Rule 424(b) under the Securities Act, on May 9, 2006, relating to our registration statement on Form S-1, as amended (Registration No. 333-131741);

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed June 22, 2006, including all material incorporated by reference therein;

(c) Our Current Report on Form 8-K filed June 12, 2006, including all material incorporated by reference therein; and

(d) The description of our common stock contained in our registration statement on Form 8-A (File No. 000-51967), filed by us with the Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on May 2, 2006.

In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference, unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Certain legal matters with respect to the legality of the issuance of the shares of common stock registered under this registration statement have been passed upon for us by Latham & Watkins LLP, Menlo Park, California. As of June 28, 2006, persons and entities affiliated with Latham & Watkins LLP beneficially owned 9,142 shares of common stock.

Item 6. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, or Delaware Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we are also empowered to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also maintain directors’ and officers’ liability insurance.

The underwriting agreement filed as Exhibit 1.1 to Amendment No. 3 to our registration statement on Form S-1 (Registration No. 333-131741) provides for indemnification under certain circumstances of us, our directors, officers and controlling persons for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Novacea, Inc. 2006 Incentive Award Plan.*

4.2	Amended 2001 Stock Option Plan of Novacea, Inc.*

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page hereto).

*	Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (File No. 333-131741).

Item 9. Undertakings

a.	The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on June 30, 2006.

NOVACEA, INC.

By:	/s/ Edward C. Albini
Edward C. Albini, Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Bradford S. Goodwin and Edward C. Albini, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Bradford S. Goodwin	Chief Executive Officer and Director	June 30, 2006
Bradford S. Goodwin	(Principal Executive Officer)

/s/ Edward C. Albini	Chief Financial Officer	June 30, 2006
Edward C. Albini	(Principal Financial and Accounting Officer)

/s/ Eckard Weber M.D.	Director	June 30, 2006
Eckard Weber, M.D.

/s/ James C. Blair, Ph.D.	Director	June 30, 2006
James C. Blair, Ph.D.

/s/ Daniel M. Bradbury	Director	June 30, 2006
Daniel M. Bradbury

/s/ James I. Healy, M.D., Ph.D.	Director	June 30, 2006
James I. Healy, M.D., Ph.D.

/s/ Jay Moorin	Director	June 30, 2006
Jay Moorin

/s/ Camille D. Samuels	Director	June 30, 2006
Camille D. Samuels

/s/ Michael G. Raab	Director	June 30, 2006
Michael G. Raab

/s/ Lowell E. Sears	Director	June 30, 2006
Lowell E. Sears

/s/ John P. Walker	Director	June 30, 2006
John P. Walker

Index to Exhibits

Exhibit Number	Description

4.1	Novacea, Inc. 2006 Incentive Award Plan.*

4.2	Amended 2001 Stock Option Plan of Novacea, Inc.*

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page hereto).

*	Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (File No. 333-131741).